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  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 5, 1995
                                        REGISTRATION NO. 33-
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                      SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D. C. 20549
                               _______________

                                   FORM S-6
                               _______________

                  FOR REGISTRATION UNDER THE SECURITIES ACT
                   OF 1933 OF SECURITIES OF UNIT INVESTMENT
                       TRUSTS REGISTERED ON FORM N-8B-2
                               _______________

A.  EXACT NAME OF TRUST:

                       MUNICIPAL INVESTMENT TRUST FUND
			     MULTISTATE SERIES-201
                              DEFINED ASSET FUNDS


B.  NAMES OF DEPOSITORS:

              MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
			     SMITH BARNEY INC.
			  PAINEWEBBER INCORPORATED
                      PRUDENTIAL SECURITIES INCORPORATED
                          DEAN WITTER REYNOLDS INC.

C.  COMPLETE ADDRESSES OF DEPOSITORS' PRINCIPAL EXECUTIVE OFFICES:

MERRILL LYNCH, PIERCE, FENNER & SMITH                SMITH BARNEY INC.
	   INCORPORATED                            388 GREENWICH STREET
       DEFINED ASSET FUNDS                              23RD FLOOR
	  P.O. BOX 9051                            NEW YORK, N.Y. 10013
    PRINCETON, N.J. 08543-9051


 PRUDENTIAL SECURITIES      DEAN WITTER REYNOLDS     PAINEWEBBER INCORPORATED
      INCORPORATED                   INC.           1285 AVE. OF THE AMERICAS
   ONE SEAPORT PLAZA      TWO WORLD TRADE CENTER--     NEW YORK, N.Y. 10019
    199 WATER STREET             59TH FLOOR
 NEW YORK, N.Y.  10292      NEW YORK, N.Y. 10048


D.  NAMES AND COMPLETE ADDRESSES OF AGENTS FOR SERVICE:

   TERESA KONCICK, ESQ.       DOUGLAS LOWE, ESQ.          LEE B. SPENCER, JR.
       P.O BOX 9051           130 LIBERTY STREET--         ONE SEAPORT PLAZA
PRINCETON, N.J. 08543-9051       29TH FLOOR                 199 WATER STREET
			     NEW YORK, N. Y. 10006        NEW YORK, N.Y. 10292

							    COPIES TO
   LAURIE HESSLEIN          ROBERT E. HOLLEY      PIERRE DE SAINT PHALLE, ESQ.
 388 GREENWICH STREET  1285 AVENUE OF THE AMERICAS     450 LEXINGTON AVENUE
 NEW YORK, N.Y. 10013     NEW YORK, N.Y. 10019         NEW YORK, N.Y. 10017

E.  TITLE AND AMOUNT OF SECURITIES BEING REGISTERED:

 An indefinite number of Units of Beneficial Interest pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended.


F. Proposed maximum offering price to the public of the securities being registered:

                                  Indefinite

G.  AMOUNT OF FILING FEE:

                       $500 (as required by Rule 24f-2)

H.  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:


 As soon as practicable after the acquisition and deposit of the underlying securities.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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	   SUBJECT TO COMPLETION, PROSPECTUS DATED DECEMBER 5, 1995

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                                               MUNICIPAL INVESTMENT TRUST FUND
							 MULTISTATE SERIES-201
20,000 UNITS                                               DEFINED ASSET FUNDS
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     A FINAL PROSPECTUS FOR A PRIOR MULTISTATE SERIES OF MUNICIPAL INVESTMENT TRUST FUND, DEFINED ASSET FUNDS IS HEREBY INCORPORATED BY REFERENCE AND USED AS A PRELIMINARY PROSPECTUS FOR THIS SERIES. THE NARRATIVE INFORMATION AND STRUCTURE OF THE FINAL PROSPECTUS FOR THIS SERIES WILL BE SUBSTANTIALLY THE SAME AS THAT OF THE PREVIOUS PROSPECTUS, EXCEPT THAT THE TRUSTS TO BE INCLUDED IN THIS SERIES MAY REPRESENT DIFFERENT STATES THAN THOSE INCLUDED IN THE PREVIOUS SERIES. INFORMATION WITH RESPECT TO PRICING, THE NUMBER OF UNITS, DATES AND SUMMARY INFORMATION REGARDING THE CHARACTERISTICS OF SECURITIES TO BE DEPOSITED IN THE TRUSTS IN THIS SERIES IS NOT NOW AVAILABLE AND WILL BE DIFFERENT SINCE EACH TRUST IN THE SERIES HAS A UNIQUE PORTFOLIO. ACCORDINGLY, THE INFORMATION CONTAINED HEREIN WITH REGARD TO EACH TRUST SHOULD BE CONSIDERED AS BEING INCLUDED FOR INFORMATIONAL PURPOSES ONLY. RATINGS OF THE SECURITIES IN THE TRUSTS IN THIS SERIES ARE EXPECTED TO BE COMPARABLE TO THOSE OF THE SECURITIES DEPOSITED IN THE PREVIOUS SERIES. HOWEVER, THE ESTIMATED CURRENT AND LONG-TERM RETURNS FOR THE TRUSTS IN THIS SERIES WILL DEPEND ON THE INTEREST RATES AND OFFERING SIDE EVALUATION OF THE SECURITIES AND MAY VARY MATERIALLY FROM THOSE OF THE PREVIOUS SERIES. INVESTORS SHOULD CONTACT ACCOUNT EXECUTIVES OF THE UNDERWRITERS WHO WILL BE INFORMED OF THE EXPECTED EFFECTIVE DATE OF THIS SERIES AND WHO WILL BE SUPPLIED WITH COMPLETE INFORMATION WITH RESPECT TO SUCH SERIES ON THE DAY OF AND IMMEDIATELY PRIOR TO THE EFFECTIVENESS OF THE REGISTRATION STATEMENT RELATING TO UNITS OF THIS SERIES.


     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

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                                   PART II

            ADDITIONAL INFORMATION NOT INCLUDED IN THE PROSPECTUS

   A. The following information relating to the Depositors is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement.
                                                           SEC FILE OR
                                                        IDENTIFICATION NO.
                                                        __________________

I. Bonding Arrangements and Date of Organization of the Depositors filed pursuant to Items A and B of Part II of the Registration Statement on Form S-6 under the Securities Act of 1933:

         Merrill Lynch, Pierce, Fenner & Smith Incorporated       2-52691
	 Smith Barney Inc.                                       33-29106
         PaineWebber Incorporated                                 2-87965
         Prudential Securities Incorporated                       2-61418
         Dean Witter Reynolds Inc.                                2-60599

II. Information as to Officers and Directors of the Depositors filed pursuant to Schedules A and D of Form BD under Rules 15b1-1 and 15b3-1 of the Securities Exchange Act of 1934:

	 Merrill Lynch, Pierce, Fenner & Smith Incorporated        8-7221
	 Smith Barney Inc.                                         8-8177
         PaineWebber Incorporated                                 8-16267
	 Prudential Securities Incorporated                       8-27154
         Dean Witter Reynolds Inc.                                8-14172


III. Charter documents of the Depositors filed as Exhibits to the Registration Statement on Form S-6 under the Securities Act of 1933 (Charter, By-Laws):

         Merrill Lynch, Pierce, Fenner & Smith
           Incorporated                                  2-73866, 2-77549
	 Smith Barney Inc.                                       33-20499
         PaineWebber Incorporated                        2-87965, 2-87965
	 Prudential Securities Incorporated                       2-52947
         Dean Witter Reynolds Inc.                       2-60599, 2-86941

     B. The Internal Revenue Service Employer Identification Numbers of the Sponsors and Trustee are as follows:

         Merrill Lynch, Pierce, Fenner & Smith Incorporated    13-5674085
	 Smith Barney Inc.                                     13-1912900
         PaineWebber Incorporated                              13-2638166
	 Prudential Securities Incorporated                    22-2347336
	 Dean Witter Reynolds Inc.                             94-0899825
	 The Bank of New York                                  13-4941102


                                 UNDERTAKING

     The Sponsors undertake that they will not instruct the Trustee to accept from (i) Financial Guaranty Insurance Company, Municipal Bond Insurance Association or any other insurance company affiliated with any of the Sponsors, in settlement of any claim, less than an amount sufficient to pay any principal or interest (and, in the case of a taxability redemption, premium) then due on any Security in accordance with the municipal bond guaranty insurance policy attached to such Security or (ii) any affiliate of the Sponsors who has any obligation with respect to any Security, less than the full amount due pursuant to the obligation unless such instructions have been approved by the Securities and Exchange Commission pursuant to Rule 17d-1 under the Investment Company Act of 1940.


                                     II-1
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  Supplemented final prospectuses from the following Series of Municipal Investment Trust Fund, Defined Asset Funds (all of which are incorporated herein by reference) may be used as preliminary prospectuses for this
Series:  Multistate Series 97, (Reg.  No. 33-62037).

                     CONTENTS OF REGISTRATION STATEMENT

 THE REGISTRATION STATEMENT ON FORM S-6 COMPRISES THE FOLLOWING PAPERS AND
DOCUMENTS:

 The facing sheet of Form S-6.
 The Cross-Reference Sheet (incorporated by reference to the Cross-
   Reference Sheet to the Registration Statement of Municipal Investment Trust Fund, Multistate Series D, 1933 Act File No. 2-88883).
 The Prospectus.
 Additional Information not included in The Prospectus (Part II).

 The following exhibits:

      1.1        -- Form of Trust Indenture (incorporated by reference to
                    Exhibit 1.1 to the Registration Statement of Municipal Investment Trust Fund, Multistate Series 48, Defined Asset Funds, 1933 Act File No. 33-50247).

      1.1.1      -- Form of Standard Terms and Conditions of Trust Effective
                    October 21, 1993 (incorporated by reference to Exhibit
                    1.1.1 to the Registration Statement of Municipal Investment Trust Fund, Multistate Series-48, Defined Asset Funds, 1933 Act File No. 33-50247).

      1.2        -- Form of Master Agreement Among Underwriters (incorporated by reference to Exhibit 1.2 to the Registration Statement of The Corporate Income Fund, One Hundred Ninety-Fourth Monthly Payment Series, 1933 Act File No. 2-90925).

      2.1       -- Form of Certificate of Beneficial Interest (included in
                   Exhibit 1.1.1).

     *3.1       -- Opinion of counsel as to the legality of the securities being issued including their consent to the use of their names under the headings "Taxes" and "Miscellaneous-- Legal Opinion" in the Prospectus.

     *4.1       -- Consent of the Evaluator.

     *5.1       -- Consent of independent public accountants.

__________

  * To be filed with Amendment to the Registration Statement.

                                     R-1
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                                  SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED IN THE CITY OF NEW YORK AND STATE OF NEW YORK ON THE 5TH DAY OF DECEMBER, 1995.


            Signatures appear on pages R-3, R-4, R-5, R-6 and R-7.

     A majority of the members of the Board of Directors of Merrill Lynch, Pierce, Fenner & Smith Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Board of Directors of Smith Barney Inc. has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Executive Committee of the Board of Directors of PaineWebber Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Board of Directors of Prudential Securities Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Board of Directors of Dean Witter Reynolds Inc. has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.


                                     R-2


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MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
               DEPOSITOR


By the following persons, who constitute a        Powers of Attorney have been
   majority of the Board of Directors of          filed under Form SE and
   Merrill Lynch, Pierce, Fenner & Smith          the following 1933 Act
   Incorporated:                                  File Number: 33-43466

       HERBERT M. ALLISON, JR.
       BARRY S. FRIEDBERG
       EDWARD L. GOLDBERG
       STEPHEN L. HAMMERMAN
       JEROME P. KENNEY
       DAVID H. KOMANSKY
       DANIEL T. NAPOLI
       THOMAS H. PATRICK
       JOHN L. STEFFENS
       DANIEL P. TULLY
       ROGER M. VASEY
       ARTHUR H. ZEIKEL








       By  ERNEST V. FABIO
          (As authorized signatory for
          Merrill Lynch, Pierce, Fenner & Smith Incorporated and Attorney-in-fact for the persons listed above)


                                     R-3
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   SMITH BARNEY INC.
      DEPOSITOR


   By the following persons,                Powers of Attorney have
      who constitute a majority of             been filed under the
      the Board of Directors of                1933 Act File
      Smith Barney Inc.:                       Numbers: 33-49753
					       and 33-51607

       STEVEN D. BLACK
       JAMES BOSHART III
       ROBERT A. CASE
       JAMES DIMON
       ROBERT DRUSKIN
       ROBERT F. GREENHILL
       JEFFREY LANE
       ROBERT H. LESSIN
       JACK L. RIVKIN


       By  KEVIN E. KOPCZYNSKI
          (As authorized signatory for
	  Smith Barney Inc. and
          Attorney-in-fact for the persons listed above)


				     R-4
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   PAINEWEBBER INCORPORATED
      DEPOSITOR



   By the following persons, who                Powers of Attorney have
      constitute a majority of the                been filed under
      Executive Committee of the                  Form SE and the
      Board of Directors of                       following 1933 Act
      PaineWebber Incorporated:                   File Number: 33-55073

              PAUL B. GUENTHER
              DONALD B. MARRON
	      JOSEPH J. GRANO, JR.
	      LEE FENSTERSTOCK

              By  ROBERT E. HOLLEY
                 (As authorized signatory for
                 PaineWebber Incorporated and
                 Attorney-in-fact for the persons listed above)


				     R-5
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   PRUDENTIAL SECURITIES INCORPORATED
          DEPOSITOR


   By the following persons,                Powers of Attorney have been
      who constitute a majority of            filed under Form SE and
      the Executive Committee of              the following 1933 Act
      the Board of Directors of               File Number: 33-41631
      Prudential Securities Incorporated:


       JAMES T. GAHAN
       ALAN D. HOGAN
       HOWARD A. KNIGHT
       GEORGE A. MURRAY
       LELAND B. PATON
       HARDWICK SIMMONS




       By  RICHARD R. HOFFMANN
          (As authorized signatory for
          Prudential Securities Incorporated
          and Attorney-in-fact for the persons listed above)


				     R-6
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   DEAN WITTER REYNOLDS INC.
          DEPOSITOR



   By the following persons,         Powers of Attorney have been
      who constitute a majority of     filed under Form SE and
      the Board of Directors of        the following 1933 Act
      Dean Witter Reynolds Inc.:       File Number: 33-17085

          NANCY DONOVAN
          CHARLES A. FIUMEFREDDO
          JAMES F. HIGGINS
          STEPHEN R. MILLER
          PHILIP J. PURCELL
          THOMAS C. SCHNEIDER
          WILLIAM B. SMITH




          By  MICHAEL D. BROWNE
             (As authorized signatory for
             Dean Witter Reynolds Inc. and
             Attorney-in-fact for the persons listed above)


				    R-7
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